TRANSWITCH
Engines for Global Connectivity

Mr. Robert A. Bosi
74 Cheyenne Trail
Sparta, NJ 07871

Dear Bob:

As of February 13, 2009, TranSwitch herby agrees that should it terminate your employment for any reason other than cause, you will receive separation pay composed of your monthly base salary for six (6) months following your date of separation. In consideration for this enhanced separation benefit, you will be obligated to notify us, in writing, one month in advance, should you decide to terminate your employment with TranSwitch. Should you voluntarily terminate your employment, you will not be entitled to any separation benefit.

This Letter Agreement and its terms shall be subject to the laws of the State of Connecticut. Should a dispute arise under the terms of this Letter Agreement, you and TranSwitch Corporation agree that the competent courts of the State of Connecticut shall have exclusive jurisdiction to adjudicate such a dispute.

Should there be a conflict between the terms of this Letter Agreement and any earlier agreement between you and TranSwitch Corporation, the terms of this Letter Agreement shall prevail.

To complete your acceptance of this offer of termination benefits, please sign two copies of this Letter Agreement and return one signed copy of this Letter Agreement to Human Resources at TranSwitch.

Very truly yours,

Santanu Das

Dr. Santanu Das
President and CEO

I am pleased to accept this offer of termination benefits and understand and agree to its terms as of February 13, 2009.

Signature: ______________________
Robert A. Bosi